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Exhibit 10.15

NONCOMPETITION AGREEMENT

    THIS NONCOMPETITION AGREEMENT is made and entered into as of October 17, 2000, by and between Gregory H. Olsen, an individual ("Shareholder"), and Finisar Corporation, a Delaware corporation ("Finisar"). For the purposes of this Agreement, "Finisar" shall be deemed to include Finisar and its majority owned direct and indirect subsidiaries that operate the Business of Sensors (as hereinafter defined) during the term of this Agreement.

RECITALS

    A.  Sensors Unlimited, Inc., a New Jersey corporation ("Sensors"), is engaged throughout the United States of America and the world in the business of designing, developing and marketing photodetectors for optical performance monitors and image arrays for high-resolution cameras (the "Business of Sensors");

    B.  Pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of August 16, 2000 by and among Finisar, Gemstone Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Finisar ("Sub"), Sensors and certain Sensors shareholders, Finisar is acquiring Sensors through a merger of Sub with and into Sensors (the "Merger") pursuant to which Sensors, as the surviving corporation, will continue to operate the Business of Sensors as a wholly-owned subsidiary of Finisar;

    C.  Shareholder is the beneficial owner of shares of capital stock of Sensors and is an officer or a key employee of Sensors;

    D.  Shareholder has been actively involved in the design, development and/or marketing of Sensors' products, including the management of a key function within Sensors; and

    E.  In consideration of and as an inducement to Finisar and Sub to consummate the Merger, Shareholder, intending to be bound hereby, has agreed to execute this Agreement.

    NOW, THEREFORE, the parties agree as follows:

      1.  Covenant Not to Compete.

        (a) Shareholder agrees that, for a period of three (3) years from the Effective Time of the Merger (as defined in the Reorganization Agreement) and for so long thereafter as he is employed by or serves as a consultant to Finisar (the "Noncompetition Period"), he will not, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than Finisar), (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of (i) any business that competes with the Business of Sensors, as currently being conducted or as then being conducted (whether through stand-alone products or broader products that include equivalent functionality), and/or (ii) any business engaged in the research, development, design, marketing, sales, manufacture or licensing of products that are substantially similar to or competitive with any products of Sensors (whether through stand-alone products or broader products that include equivalent functionality); (b) accept employment with a customer of Sensors with the intent or purpose of depriving Sensors of business performed by Sensors by transferring such business to a department, division or affiliate of the customer or to a third party; or (c) request or advise any of the customers, suppliers or other business contacts of Sensors with which Shareholder had contact while employed by Sensors to withdraw, curtail, cancel or not increase their business with Sensors. Notwithstanding the foregoing, (i) Shareholder may be employed by an entity which engages in such activities provided that Shareholder is employed by and performs all of his services exclusively for a division or other business unit of such entity that is not engaged in any such activities and (ii) Shareholder is permitted to own as a passive investor up to a five (5%) interest in any publicly traded entity. Shareholder agrees to notify Finisar of each employment or consulting position he accepts during the Noncompetition Period (including the name and address of the hiring party) and will, upon request by Finisar, describe in reasonable detail the nature of his duties in each such position.

        (b) Notwithstanding the provisions of Paragraph 1(a) above, if Shareholder's employment with Finisar pursuant to the Employment Agreement of even date herewith is terminated by Finisar other than "For Cause" or by Shareholder for "Good Reason," as those terms are defined therein, the Noncompetition Period shall be the lesser of the period specified in Paragraph 1(a) or one (1) year following such termination.

      2.  Nonsolicitation of Employees and Consultants.  During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the six (6) month period prior to such time had been, an employee of or consultant to Finisar or Sensors to cease or curtail his or her relationship therewith.

      3.  Covenant Not to Hire.  During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at such time is, or who at any time in the six (6) month period prior to such time had been, employed by Finisar or Sensors.

      4.  Nondisruption; Other Matters.  During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Finisar or Sensors, on the one hand, and any of their respective customers, suppliers or employees, on the other hand.

      5.  Equitable Relief.  Shareholder acknowledges and agrees that Finisar's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Shareholder agrees that, in the event of such breach, in addition to any remedies at law it may have, Finisar, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Shareholder further acknowledges that should Shareholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Finisar and that in addition to any other remedies it may have, Finisar shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages. Notwithstanding the provisions of this Paragraph 5, Shareholder shall be entitled to contest any such proposed injunctive relief, or seek damages arising from any injunctive relief awarded to Finisar, in any court of competent jurisdiction.

      6.  Acknowledgement.  Each of Shareholder and Finisar acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Finisar would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of Sensors to Finisar.

      7.  Separate Covenants.  The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each province of Canada, and one for each country outside the United States and Canada.

      8.  Severability.  The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Finisar and Sensors and not unduly restrictive upon Shareholder. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability and that any such limitation on the enforceability of any such covenant or provision share not effect the enforceability of any other covenant or provision of this Agreement.

      9.  Not an Employment Agreement.  This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Shareholder. The provisions of Paragraphs 1, 2, 3 and 4 of this Agreement shall be operative regardless of any termination of Shareholder's employment.

      10. Governing Law.  This Agreement is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of New Jersey.

      11. Entire Agreement.  This Agreement, together with the Reorganization Agreement, constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Reorganization Agreement.

      12. Notices.  Any notice or other communication under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Shareholder:	Gregory H. Olsen 51 Cherrybrook Drive Princeton, NJ 08540
If to Finisar:	Finisar Corporation 1308 Moffett Park Drive Sunnyvale, CA 94089-1113 Attn: President
with a copy to:	Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301 Attn: Dennis C. Sullivan, Esq.

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

      13. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

      14. Amendments; No Waiver.

        (a) No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

        (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

      15. Assignment.  This Agreement may be assigned by Finisar to any affiliate of Finisar or to any nonaffiliate of Finisar that shall succeed to all or substantially all of the business and assets of Finisar, Sensors or the Business of Sensors. In the event of any such assignment, Finisar shall cause such affiliate or nonaffiliate, as the case may be, to assume the obligations of Finisar hereunder, by a written agreement addressed to Shareholder, concurrently with any assignment with the same effect as if such assignee were "Finisar" hereunder. This Agreement is personal to Shareholder, and Shareholder may not assign any rights or delegate any responsibilities hereunder.

      16. Headings.  The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

      17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Gregory H. Olsen
FINISAR CORPORATION
By:
Title:

QuickLinks

  Exhibit 10.15
NONCOMPETITION AGREEMENT
RECITALS